Exhibit 10.1

ACTING CHIEF FINANCIAL OFFICER SERVICES AGREEMENT

This Acting Chief Financial Officer Services Agreement (this "Agreement") is entered into as of May18, 2026 (the "Effective Date"), by and between:

Genvor Incorporated, a Nevada corporation (the "Company"), with its principal place of business at 1550 W Horizon Ridge Pkwy, Ste R #3040 Henderson, NV 89012; and

Wave Financial Consulting LLC, a Texas limited liability company (the "Consultant"), with its principal place of business at 12708 Flora Manor Drive, La Marque Texas 77568-1146, acting through its principal, Donald Kalkofen (the "CFO").

The Company and Consultant are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Company desires to engage Consultant to provide dedicated acting chief financial officer services; and

WHEREAS, Consultant, through Donald Kalkofen, desires to provide such services on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	ENGAGEMENT AND SERVICES
1.1	Engagement.

The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to provide dedicated acting Chief Financial Officer services through Donald Kalkofen, who shall serve as the Company's principal and dedicated financial officer for all purposes during the Term of this Agreement.

1.2	Key Person; No Substitution.

Donald Kalkofen is the key person upon whose specific expertise, judgment, and relationships the Company is relying in entering into this Agreement. The Services shall be performed solely and personally by Donald Kalkofen. Consultant shall have no right to delegate, subcontract, or otherwise cause any other individual or entity — whether employed by or affiliated with consultant or otherwise — to perform any material portion of the Services without the prior written consent of the Company's Chief Executive Officer (CEO). For the avoidance of doubt, this provision is merely intended to ensure the Company receives the personal services of Donald Kalkofen and shall not be construed to limit Donald Kalkofen's use of administrative or clerical support in connection with the Services.

1.3	Scope of Services.

Donald Kalkofen, acting as the Company's Acting CFO, shall provide the following services (collectively, the "Services"):

(a)  Support the finance function as the Company plans to uplist on a US National Market exchange.

(b)  Lead the preparation and maintenance of the Company's integrated financial plan and capital roadmap, ensuring that capital raising and uplisting objectives are translated into concrete budgets, targets, and timelines;

(c)   Support the building and maintenance of the Company's key financial models and projections that reflect the Company's operating projections, and prepare those models as support for capital markets materials prepared by the Company and its advisors;

(d)   Support the Controller and finance team in strengthening day-to-day financial operations, including period closes, reconciliations, internal controls, and documentation, to meet senior-exchange and audit requirements;

(e)  Oversee the preparation and accuracy of the Company's financial statements and related disclosures, coordinating directly with auditors to ensure the Company is audit-ready and able to withstand public-company scrutiny;

(f)    Lead cash flow and liquidity planning (short- and medium-term), including forecasts, sensitivities, and monitoring, so the Company can execute its plans, manage risk, and demonstrate disciplined use of capital;

(g) Help in the design and manage the Company's capitalization and equity structure, including the design of option and equity incentive programs that support financing activities and long-term hiring and retention goals;

(h)  Work with legal counsel and other professionals to implement equity incentive plans, establish the audit committee and related finance governance policies, and put in place internal finance structures required for a senior-exchange listed company;

(i)    Serve as the Company's finance lead for SEC and exchange-related matters, including providing financial inputs for filings, overseeing the financial sections, and coordinating responses to regulatory comments, in partnership with the Company's finance team, counsel, auditors, bankers, and other professional advisors; and

(j)  Perform such other internal finance leadership services as are reasonably expected of a public-company Chief Financial Officer in connection with the Company's capital raising and uplisting objectives, as may be mutually agreed upon by the Parties from time to time.

1.4	Time Commitment.

Consultant shall dedicate an average of approximately twenty-five (25) to thirty (30) hours per week to the Services. If the role consistently and materially requires more time on an ongoing basis, the Parties agree to confer in good faith to revisit scope and compensation.

2.	TERM AND TERMINATION
2.1	Term.

This Agreement shall commence on the Effective Date and continue for a period of twelve (12) months (the "Initial Term"), unless earlier terminated pursuant to this Section 2. Upon expiration of the Initial Term, this Agreement may be extended for one or more additional periods (each, a "Renewal Term") upon the mutual written agreement of the Parties, which agreement shall set forth the compensation, equity, and other material terms applicable to such Renewal Term. Neither Party shall have any obligation to extend this Agreement, and any Renewal Term shall be on terms mutually agreed at the time of extension. For the avoidance of doubt, all equity rights, deferred compensation obligations, and indemnification protections arising during the Initial Term shall survive any expiration of this Agreement regardless of whether a Renewal Term is entered into.

2.2	Termination Without Cause.

Either Party may terminate this Agreement at any time upon thirty (30) days' prior written notice to the other Party.

2.3	Termination for Cause.

Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches this Agreement and fails to cure such breach within ten (10) business days after receiving written notice specifying the breach in reasonable detail.

2.4	Effect of Termination.

(a)   Upon any termination, the Company shall promptly pay all accrued and unpaid Current Cash Compensation through the termination date.

(b)   Any accrued and unpaid Deferred Compensation (as defined in Section 3.2) as of the termination date shall remain a binding liability of the Company, payable in accordance with Section 3.2, regardless of the reason for termination.

(c)	The treatment of Stock Options upon termination is governed by Section 4.6.

3.	COMPENSATION
3.1	Current Cash Compensation.

The Company shall pay Consultant Six Thousand Two Hundred Fifty Dollars ($6,250) per month (the "Current Cash Compensation"), payable on the 15th day of each month, commencing on the first payment date following the Effective

Date.

3.2	Deferred Cash Compensation.

In addition to the Current Cash Compensation, the Company shall accrue deferred cash compensation of Seven Thousand Seven Hundred Fifty Dollars ($7,750) per month (the "Deferred Compensation"), beginning on the Effective Date and continuing for up to twelve (12) months. The aggregate Deferred Compensation shall remain a liability of the Company on its books until paid and shall become due and payable in a lump sum upon the earlier of:

(a)   the successful listing of the Company's common stock on a U.S. national securities exchange, including without limitation the Nasdaq Capital Market, NYSE American, or the New York Stock Exchange (an "Uplisting Event"); or

(b) twelve (12) months from the Effective Date; provided, however, that if the Board of Directors of the Company determines in good faith that the Company does not have sufficient available cash, working capital, or financial resources to make such payment without materially impairing the operations, capital requirements, regulatory obligations, or strategic business objectives of the Company, the Company may defer payment of all or any portion of such Deferred Compensation until such time as the Board of Directors determines that payment can be made in a commercially reasonable manner, but in no event beyond the date that is twenty-four (24) months from the Effective Date (the “Outside Payment Date”). Any Deferred Compensation so deferred shall continue to accrue as a liability on the books and records of the Company and shall remain a binding obligation of the Company until paid in full. Notwithstanding the foregoing, if an Uplisting Event occurs in connection with a successful capital raise generating gross proceeds to the Company of not less than Fifteen Million Dollars ($15,000,000), all accrued and unpaid Deferred Compensation shall become due and payable in full within thirty (30) days of the closing of such Uplisting Event, regardless of whether the twelve (12) month anniversary of the Effective Date has occurred.

All accrued Deferred Compensation shall remain a binding obligation of the Company until paid in full, regardless of the duration of the Agreement or any extension thereof.

3.3	Interest on Overdue Amounts.

Any amount of Current Cash Compensation, Deferred Compensation, or other payment obligation of the Company under this Agreement that is not paid when due (including upon an Uplisting Event or the twelve-month anniversary of the Effective Date, as applicable) shall accrue interest at a rate of six percent (6%) per annum (the "Default Rate"), calculated on the basis of a 365-day year, from the date such payment first became due until the date of actual payment in full. Such interest shall compound monthly and shall itself constitute a binding obligation of the Company. For the avoidance of doubt, the accrual of interest under this Section 3.3 shall not limit or replace any other remedy available to Consultant for the Company's failure to make timely payment.

3.4	Ongoing Cash Following Deferred Compensation Payment.

Following payment of the full balance of all Deferred Compensation, the Company's total monthly cash obligation for this role shall be Fourteen Thousand Dollars ($14,000) per month, payable entirely as current cash compensation in accordance with Section 3.1.

3.5	Expense Reimbursement.

The Company shall reimburse Consultant for reasonable, pre-approved out-of-pocket expenses incurred in connection with the Services, upon submission of appropriate supporting documentation, within fifteen (15) days of submission. Any reimbursement not paid within thirty (30) days of submission shall accrue interest at the Default Rate set forth in Section 3.3 from the date due until the date of actual payment.

4.	EQUITY COMPENSATION — NONQUALIFIED STOCK OPTIONS
4.1	Grant of Options; Governing Instrument.

Subject to Board approval and the execution of this Agreement, the Company shall, no later than sixty (60) business days following the Effective Date, grant to Donald Kalkofen nonqualified stock options ("NSOs" or "Options") to purchase shares of the Company's common stock (the "Common Stock"). The Parties acknowledge that the Company does not currently maintain a formal equity incentive plan. Accordingly, this Agreement, together with any individual Option Award Agreement executed pursuant hereto, shall serve as the sole governing instrument for the Options until such time as the Company adopts a formal equity incentive plan and the Options are transferred or assumed thereunder pursuant to Section 4.7.

Concurrently with the execution of this Agreement, the Company and Donald Kalkofen shall execute that certain Genvor Incorporated Nonqualified Stock Option Award Agreement (the “Option Award Agreement”), a form of which is attached hereto as Exhibit A and incorporated herein by reference. The Option Award Agreement is executed pursuant to, and incorporates by reference, the equity compensation provisions of this Agreement, and shall, together with this Agreement, constitute the sole governing instrument for the Options.

4.2	Exercise Price.

The per-share exercise price of all Options granted hereunder (the "Exercise Price") shall equal the fair market value of one share of Common Stock on the grant date, as determined by the Board of Directors in good faith. In making such determination, the Board shall consider, in order of availability and relevance: (a) the most recent independent Section 409A valuation of the Company's Common Stock, if one has been obtained; (b) the price per share of Common Stock established in the most recent arm's-length transaction involving the issuance or transfer of Common Stock, including any recent private placements, bridge financings, or other common stock issuance agreements; and (c) the closing price of the Common Stock on OTC Markets (ticker: GNVR) on the grant date. The Board shall document its fair market value determination in writing and such determination shall be final and binding absent manifest error. The intent of this provision is that the Exercise Price shall reflect the best available evidence of the true economic value of the Common Stock at the time of grant, and shall not be set at a price that would constitute a discount to fair market value.

4.3	Capital Adjustments.

The number of shares of Common Stock subject to the Options and the Exercise Price shall be equitably and proportionally adjusted by the Board of Directors, in good faith, to reflect any stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of shares, or other similar change in the Company’s capital structure affecting the Common Stock (each, a “Capital Adjustment Event”). The intent of any such adjustment is to preserve the economic value of the Options without enlarging or diminishing them as a result of the Capital Adjustment Event.

4.4	Option Grants.

(a)   Service-Based Options. Options to purchase Four Hundred Twenty-Five Thousand (425,000) shares of Common Stock (the "Service Options") shall vest in equal monthly installments over twelve (12) months from the Effective Date (approximately 35,416 shares per month), subject to Donald Kalkofen's continued provision of Services under this Agreement on each applicable vesting date.

(b)  Milestone Options. Options to purchase One Hundred Fifty Thousand (150,000) shares of Common Stock (the "Milestone Options") shall vest in full upon the occurrence of an Uplisting Event, subject to Donald Kalkofen's continued provision of Services on the date such Uplisting Event occurs.

Pre-Uplisting Termination Protection. Notwithstanding any other provision of this Agreement, if:

(i) the Company terminates this Agreement without Cause, or (ii) this Agreement expires without renewal and the Company does not offer to extend on terms reasonably comparable to those herein, and in either case an Uplisting Event occurs within nine (9) months following the effective date of such termination or expiration (the "Protection Window"), then all One Hundred Fifty Thousand (150,000) Milestone Options shall be deemed fully vested and exercisable as of the date of such Uplisting Event, and Consultant shall have the right to exercise such Options during the remainder of the Post-Service Exercise Window (as defined in Section 4.6). This provision is intended to prevent the Company from terminating Consultant's engagement in anticipation of an imminent Uplisting Event in order to avoid paying out the Milestone Options, and shall be construed broadly in favor of Consultant to accomplish that purpose. For the avoidance of doubt, this protection shall not apply if the Agreement is terminated by the Company for Cause or terminated by Consultant voluntarily without Cause.

4.5	Term of Options.

Subject to earlier termination as provided herein, each Option shall expire on the tenth (10th) anniversary of the grant date (the "Option Expiration Date").

4.6	Exercise of Options; Cashless and Net Exercise.

Vested Options may be exercised by Donald Kalkofen (or his legal representative in the event of incapacity) at any time after vesting and prior to expiration, by delivering written notice to the Company's Secretary. Payment of the aggregate

Exercise Price may be made by any of the following methods, at Consultant's election:

(a)   Cash Exercise: delivery of immediately available funds (cash, check, or wire transfer) equal to the full aggregate Exercise Price for the shares being purchased;

(b)   Cashless (Broker-Assisted) Exercise: delivery of irrevocable instructions to a broker acceptable to the Company to sell a sufficient number of shares acquired upon exercise and remit to the Company the aggregate Exercise Price, plus any required withholding taxes, from the sale proceeds; or

(c)   Net Exercise (Stock Swap): surrender of a number of vested Options (or, following exercise, a number of shares) having a fair market value on the date of exercise equal to the aggregate Exercise Price, such that Consultant receives only the net shares remaining after such surrender. For purposes of a net exercise, the fair market value per share shall be determined consistent with Section 4.2 (or, if the Common Stock is then listed on a national exchange, the closing price on the date of exercise).

The Company agrees to cooperate in good faith to facilitate any of the foregoing exercise methods. If the Common Stock is not publicly tradeable at the time of exercise in a manner that permits a broker-assisted sale, the Parties shall work in good faith to identify an alternative means of exercise that does not require Consultant to fund the Exercise Price entirely in cash.

4.7	Post-Termination and Post-Service Exercise Period.

All vested and outstanding Options shall remain exercisable for a period of twelve (12) months following the later of: (i) the termination or expiration of this Agreement, or (ii) the conclusion of any subsequent consulting, employment, advisory, or other compensated service arrangement between Donald Kalkofen (individually or through any entity) and the Company (the "Post-Service Exercise Window"), in each case subject to the following:

(a)  Termination Without Cause or Expiration of Term: All Options vested as of the last day of service shall remain exercisable for the full twelve (12) month Post-Service Exercise Window, or until the Option Expiration Date, whichever is earlier.

(b)   Termination for Cause: All unvested Options shall immediately terminate and be forfeited without compensation as of the effective date of a termination for Cause.

(c)   Death or Disability: All Options vested as of the date of death or determination of permanent disability shall remain exercisable for twelve (12) months from such date, or until the Option Expiration Date, whichever is earlier. The Company shall promptly notify the executor of Donald Kalkofen's estate or his duly appointed legal representative of this right.

(d)  Continuity Across Subsequent Service Arrangements: For the avoidance of doubt, if Donald Kalkofen provides services to the Company in any capacity following the expiration or termination of this Agreement (whether as employee, contractor, director, or advisor), the Post-Service Exercise Window shall not commence until all such service arrangements with the Company have concluded, so that the twelve (12) month exercise period runs from the end of the last such arrangement.

(e)  Unvested Options at Termination: All unvested Service Options shall be forfeited upon termination. Unvested Milestone Options shall be governed by Section 4.3(b). The Board may, in its sole discretion, accelerate vesting of any Options in connection with any termination.

4.8	Acceleration of Vesting Upon Change of Control.

Notwithstanding any other provision of this Agreement, all unvested Options (both Service Options and Milestone Options) shall automatically vest in full immediately prior to the consummation of a Change of Control (as defined below), provided that Donald Kalkofen is providing Services to the Company on the date immediately preceding the closing of such Change of Control, or was terminated without Cause within ninety (90) days prior to such closing.

For purposes of this Agreement, "Change of Control" means any of the following events:

(a)  the acquisition by any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) of beneficial ownership of more than fifty percent (50%) of the total voting power of the Company's outstanding securities;

(b)  a merger, consolidation, or reorganization of the Company with or into another entity, unless the holders of the Company's outstanding voting securities immediately prior to such transaction continue to hold more than fifty percent (50%) of the total voting power of the surviving or resulting entity immediately following such transaction;

(c)  the sale, transfer, or other disposition of all or substantially all of the Company's assets to a third party in a single transaction or series of related transactions; or

(d)  the replacement of a majority of the members of the Company's Board of Directors during any twelve (12) month period by directors whose appointment or election was not approved by a majority of the directors serving at the beginning of such period.

If a Change of Control results in the assumption or substitution of the Options by the acquiring entity on terms no less favorable than those set forth herein, acceleration under this Section 4.7 shall not be required; provided, however, that if Consultant's engagement is terminated without Cause within twelve (12) months following a Change of Control, all remaining unvested assumed or substituted options shall immediately vest in full. The Company shall provide Consultant with written notice of a pending Change of Control as soon as reasonably practicable, and in no event less than five (5) business days prior to the anticipated closing date, to the extent permitted by applicable law and confidentiality obligations.

4.9	Transfer to Formal Equity Plan.

Upon the Company's adoption of a formal equity incentive plan, the Board shall use commercially reasonable efforts to cause the Options granted hereunder to be assumed, restated, or replaced under such plan on terms no less favorable to Donald Kalkofen than those set forth in this Agreement, including without limitation the Exercise Price, vesting schedule, and twelve (12) month Post-Service Exercise Window. Until such assumption or restatement is effected in writing, this Agreement and any Option Award Agreement shall continue to govern the Options in their entirety. No such change will force or create any required tax payments or taxable amounts due. Consultant agrees not to unreasonably withhold consent to any amendments to this Agreement or the Option Award Agreement that are reasonably necessary to align the Options with a formal equity incentive plan adopted by the Company at or following uplisting, provided that: (a) the Exercise Price shall not be adjusted upward; (b) the vesting schedule shall not be extended or made less favorable; (c) the Post-Service Exercise Window shall remain no less than twelve (12) months; (d) the Change of Control acceleration and Pre-Uplisting Termination Protection provisions shall be preserved; and (e) no such amendment shall result in adverse tax consequences to Consultant. If the Parties cannot agree on plan alignment terms within ninety (90) days following an Uplisting Event, this Agreement and the Option Award Agreement shall continue to govern the Options until a written agreement is reached.

4.10	Tax Treatment; Consultant Responsibility.

The Options are intended to constitute nonqualified stock options for U.S. federal income tax purposes, and not incentive stock options under Section 422 of the Internal Revenue Code. Donald Kalkofen acknowledges that he is solely responsible for all income, self-employment, and other taxes arising from the grant, vesting, exercise, or disposition of the Options. The Company shall have no withholding obligation with respect to the Options except as required by applicable law. Consultant is strongly encouraged to consult his own tax counsel prior to exercising any Options.

4.11	Company Representations Regarding Options.

The Company represents and warrants that: (a) the Board has or shall have full authority to grant the Options as described herein; (b) upon valid exercise, the shares of Common Stock issued shall be duly authorized, validly issued, fully paid, and non-assessable; and (c) the Options and underlying shares are not subject to any preemptive rights that have not been duly waived.

4.12	Securities Law Acknowledgment.

The Options and shares issuable upon exercise have not been registered under the Securities Act of 1933, as amended, or any state securities laws. Donald Kalkofen represents that he is receiving the Options for his own account, for investment purposes only, and not with a view to resale or distribution in violation of applicable securities laws. Shares acquired upon exercise will constitute "restricted securities" and may not be transferred absent registration or an applicable exemption.

5.	REGISTRATION RIGHTS
5.1	Mandatory Registration; Plan Inclusion.

The shares of Common Stock issuable upon exercise of the Options granted hereunder shall be included in the first registration statement filed by the Company with the SEC with respect to shares issued or issuable to any other employee or consultant of the Company pursuant to a formal or similar equity incentive plan, after such time as the Company has adopted such a plan. The Company’s obligation under this Section shall survive any expiration or termination of this Agreement and shall be binding on any successor entity.

6.	POST-UPLISTING COMPENSATION REVIEW

Following a successful Uplisting Event, the Parties agree to negotiate in good faith to align Consultant's compensation to a structure consistent with a public-company CFO, which may include a base salary, annual bonus opportunity, and ongoing equity awards, subject to Board approval. Neither Party shall be obligated to agree to any specific terms during such renegotiation.

7.	INDEPENDENT CONTRACTOR STATUS
7.1	Relationship of Parties.

Consultant is engaged as an independent contractor. Nothing in this Agreement shall be construed to create an employer-employee, partnership, joint venture, or agency relationship between the Company and Consultant or Donald Kalkofen individually.

7.2	No Employee Benefits.

Consultant shall not be entitled to any employee benefits, including health insurance, retirement plan contributions, workers' compensation, unemployment insurance, or paid time off.

7.3	Tax Obligations.

Consultant shall be solely responsible for all federal, state, and local taxes, including self-employment taxes, arising from payments received under this Agreement. The Company shall issue IRS Form 1099-NEC to Consultant for each applicable tax year.

7.4	No Authority to Bind.

Consultant shall have no authority to bind the Company to any contract, obligation, or liability without prior written authorization from the Company's Chief Executive Officer or Board of Directors, except in the ordinary course of the CFO's duties consistent with authority expressly delegated by the Board.

8.	CONFIDENTIALITY
8.1	Confidential Information.

Each Party (as "Receiving Party") acknowledges that it may receive confidential, proprietary, or non-public information of the other Party (as "Disclosing Party"), including financial data, business plans, capital markets strategies, investor information, non-public securities information, and trade secrets (collectively, "Confidential Information").

8.2	Obligations.

Each Receiving Party shall: (a) hold all Confidential Information in strict confidence using at least the same degree of care it uses to protect its own confidential information, but no less than reasonable care; (b) use Confidential Information solely for the purposes of this Agreement; and (c) not disclose Confidential Information to any third party without the Disclosing Party's prior written consent, except to advisors, attorneys, and accountants bound by equivalent confidentiality obligations.

8.3	Exclusions.

Confidential Information does not include information that: (a) is or becomes publicly available through no breach of this Agreement; (b) was rightfully known to the Receiving Party prior to disclosure; (c) is rightfully received from a third party without restriction; or (d) is required to be disclosed by applicable law, regulation, or court order, provided the Receiving Party gives prompt prior written notice to the Disclosing Party to the extent permitted by law.

8.4	Return of Materials.

Upon termination, each Party shall promptly return or destroy all Confidential Information of the other Party in its possession, upon written request.

8.5	Survival.

This Section 8 shall survive termination or expiration of this Agreement for three (3) years.

9.	WORK PRODUCT AND INTELLECTUAL PROPERTY
9.1	Ownership.

All work product, deliverables, reports, financial models, and materials created by Consultant specifically for the Company under this Agreement ("Work Product") shall be the sole and exclusive property of the Company, and Consultant hereby assigns to the Company all right, title, and interest therein.

9.2	Retained Rights.

Consultant retains all rights to general methodologies, know-how, processes, and frameworks developed prior to or independently of this Agreement, provided such use does not incorporate or disclose the Company's Confidential Information.

10.	INDEMNIFICATION
10.1	Indemnification of Consultant by Company — Employee-Equivalent Standard.

The Company shall indemnify, defend, and hold harmless Consultant and Donald Kalkofen (the "Consultant Indemnified Parties") from and against any and all claims, demands, suits, proceedings, damages, losses, liabilities, costs, and reasonable attorneys' fees ("Losses") arising out of or relating to Donald Kalkofen's performance of the Services under this Agreement, to the fullest extent that the Company would be required or permitted to indemnify a full-time, internal Chief Financial Officer who is an employee of the Company, and to the fullest extent permitted by Nevada law.

The standard of care applicable to Donald Kalkofen's conduct for purposes of this indemnification shall be no greater than the standard that would apply to an employee CFO of the Company acting in good faith and in a manner he reasonably believes to be in the best interests of the Company. Accordingly, Donald Kalkofen's liability exposure under this Agreement shall not exceed, in scope or standard, what a similarly situated internal employee CFO would bear under applicable law and the Company's governing documents.

Without limiting the foregoing, the Company's indemnification obligation shall specifically cover:

(a)  any decision, action, or omission that Donald Kalkofen is directed or required to implement by the Company's Board of Directors or senior management in his capacity as Acting CFO;

(b)   any claim by a third party (including investors, regulators, or governmental authorities) arising from the Company's financial statements, public filings, or disclosures, to the extent prepared in reliance on information provided to Consultant by the Company and not materially and unilaterally altered by Consultant without Company knowledge and approval;

(c)  any breach by the Company of its representations, warranties, or obligations under this Agreement; and

(d)  any failure by the Company to maintain adequate directors' and officers' liability insurance as described in Section 10.3.

The Company shall not be obligated to indemnify the Consultant Indemnified Parties for Losses arising primarily from Donald Kalkofen's own actual fraud, criminal conduct, or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction. For the avoidance of doubt, mere negligence, errors of judgment, or decisions made in good faith that prove to be incorrect shall not constitute grounds for denial of indemnification.

10.2	Limitation of Consultant Liability.

Consistent with the intent of this Agreement to treat Donald Kalkofen’s liability exposure no greater than that of an internal employee CFO, Consultant shall have no obligation to indemnify, defend, or hold harmless the Company for any act or omission in the performance of the Services.

10.3	Directors’ and Officers’ Insurance.

The Company shall obtain and maintain, throughout the Term of this Agreement and for a tail period of not less than three (3) years following the termination or expiration of this Agreement, directors' and officers' liability insurance ("D&O Insurance") that expressly names and covers Donald Kalkofen in his capacity as Acting CFO on terms no less favorable than those provided to the Company's other senior officers or directors. The D&O Insurance shall be in a coverage amount consistent with the Company's size and development stage but in no event less than an amount adequate to provide meaningful protection for the scope of Donald Kalkofen's role. The Company shall provide Consultant with a certificate of insurance confirming such coverage within fifteen (15) days of the Effective Date and promptly following each renewal. The Company's obligation to maintain D&O Insurance and its indemnification obligation under Section 10.1 are independent; the Company's indemnification obligation under Section 10.1 is not contingent on the availability, adequacy, or exhaustion of such insurance.

10.4	Indemnification Procedure.

The Indemnified Party shall: (a) promptly notify the Indemnifying Party in writing of any claim; (b) cooperate reasonably in the defense of such claim; and (c) not settle or compromise any claim without the Indemnifying Party's prior written consent, not to be unreasonably withheld. Failure to provide prompt notice shall not relieve the Indemnifying Party of its obligations except to the extent materially prejudiced. The Indemnifying Party shall have the right to assume the defense of any claim for which it has an indemnification obligation hereunder with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party shall have the right to participate in such defense at its own expense and with counsel of its own choosing.

10.5	Advancement of Expenses.

The Company shall advance reasonable legal fees and expenses incurred by the Consultant Indemnified Parties in connection with any claim, investigation, or proceeding covered by Section

10.1 promptly upon written request and submission of reasonable documentation, subject to Consultant's undertaking to repay such advances if it is ultimately determined by a final, non-appealable judgment that Consultant is not entitled to indemnification hereunder.

10.6	Survival.

The indemnification obligations in this Section 10 shall survive termination or expiration of this Agreement indefinitely with respect to claims arising during the Term.

11.	REPRESENTATIONS AND WARRANTIES
11.1	Mutual Representations.

Each Party represents and warrants that: (a) it has full legal authority to enter into this Agreement;

(b) this Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (c) entry into this Agreement does not violate any other agreement to which it is a party.

11.2	Company Representations.

The Company further represents and warrants that: (a) it is a corporation duly organized and validly existing under the laws of the State of Nevada; (b) its Board of Directors has approved or will approve this Agreement and the grant of the Options described herein; and (c) all information provided to Consultant regarding the Company's financial condition, public filings, and capital structure is accurate and complete in all material respects to the best of the Company's knowledge as of the Effective Date.

11.3	Consultant Representations.

Consultant further represents and warrants that: (a) Wave Financial Consulting LLC is duly organized and validly existing under the laws of the State of Texas; (b) Donald Kalkofen has the requisite expertise and experience to perform the Services; and (c) the performance of the Services will not violate any non-compete, non-solicitation, confidentiality, or other agreement to which Consultant or Donald Kalkofen is a party.

12.	GENERAL PROVISIONS
12.1	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles.

12.2	Dispute Resolution.

Any dispute arising out of or relating to this Agreement shall first be subject to good-faith negotiation between the Parties' senior representatives for thirty (30) days following written notice of the dispute. If not resolved through negotiation, the dispute shall be submitted to binding arbitration administered by JAMS in Clark County, Nevada, under JAMS' then-current arbitration rules, before a single arbitrator mutually agreed upon by the Parties. The arbitrator's award shall be final and binding and may be entered as a judgment in any court of competent jurisdiction. Notwithstanding the foregoing, either Party may seek injunctive or other equitable relief in any court of competent jurisdiction to prevent irreparable harm pending arbitration.

12.3	Force Majeure.

Neither Party shall be liable to the other for any failure or delay in the performance of its obligations under this Agreement (other than the Company's payment obligations, which shall not be excused by any Force Majeure Event) to the extent such failure or delay is caused by an event beyond the reasonable control of the affected Party, including without limitation acts of God, fire, flood, earthquake, hurricane, or other natural disaster; war, invasion, terrorism, or acts of foreign enemies; government-mandated shutdowns, sanctions, or embargoes; pandemic or epidemic declared by a recognized governmental or public health authority; or catastrophic failure of telecommunications or internet infrastructure not caused by the affected Party's own negligence (each, a "Force Majeure

Event"). For the avoidance of doubt, general economic downturns, market disruptions, difficulty raising capital, or the Company's financial difficulties shall not constitute a Force Majeure Event, and shall not excuse the Company's obligations to make any payment of Current Cash Compensation, Deferred Compensation, interest, or expense reimbursement under this Agreement.

The Party claiming a Force Majeure Event shall: (a) notify the other Party in writing within five (5) business days of the occurrence of such event; (b) provide reasonably detailed information regarding the nature and expected duration of the Force Majeure Event; and (c) use commercially reasonable efforts to mitigate the impact of and overcome such Force Majeure Event as promptly as practicable. If a Force Majeure Event prevents Consultant from performing material portions of the Services for a continuous period exceeding sixty (60) days, either Party may terminate this Agreement upon thirty (30) days' written notice; provided that such termination shall be treated as a Termination Without Cause under Section 2.2 for all purposes, including with respect to equity compensation and deferred compensation obligations.

12.4	Entire Agreement.

This Agreement, together with any Option Award Agreement executed pursuant hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations, and agreements, whether written or oral.

12.5	Amendments.

This Agreement may not be amended or modified except by a written instrument signed by authorized representatives of both Parties.

12.6	Waiver.

No failure or delay by either Party in exercising any right shall constitute a waiver thereof. A waiver of any single breach shall not be deemed a waiver of any subsequent or different breach.

12.7	Severability.

If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and the invalid provision shall be modified to the minimum extent necessary to make it enforceable.

12.8	Counterparts; Electronic Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed an original. Electronic and digital signatures shall be deemed valid and binding to the same extent as original signatures.

12.9	Notices.

All notices shall be in writing and deemed given upon: (a) personal delivery; (b) delivery by overnight courier with tracking; or (c) email with written confirmation of receipt, addressed to the Parties at the addresses set forth on the signature page, or such other address as a Party designates in writing.

12.10	No Third-Party Beneficiaries.

This Agreement is solely for the benefit of the Parties and their respective permitted successors and assigns. Nothing herein shall confer any rights or remedies upon any third party.

12.11	Assignment.

Consultant may not assign this Agreement without the Company's prior written consent. The Company may assign this Agreement in connection with a merger, acquisition, or sale of all or substantially all of its assets, provided the assignee assumes all of the Company's obligations hereunder in writing, and provided further that such assignment shall not reduce or impair any of Consultant's rights with respect to compensation or equity hereunder.

12.12	Headings.

Section headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Acting Chief Financial Officer Services Agreement as of the Effective Date first written above.

GENVOR INCORPORATED

a Nevada corporation

Signature: /s/ Chad Pawlak

Name: Chad Pawlak

Title: Chief Executive Officer

Address: 1550 W Horizon Ridge Pkwy, Ste R #3040Henderson, NV 89012Email: Chad@genvor.com

Date: May 17, 2026

WAVE FINANCIAL CONSULTING LLC

a Texas limited liability company

Signature: /s/ Donald Kalkofen

Name: Donald Kalkofen

Title: Principal / Managing Member

Address: 12708 Flora Manor Drive, La Marque Texas 77568-1146 Email: donald.kalkofen@gmail.com

Date: May 16, 2026

ACKNOWLEDGED AND AGREED as to Section 4 (Equity Compensation — Nonqualified Stock Options) and Section 5 (Registration Rights), individually:

Signature: /s/ Donald Kalkofen

Donald Kalkofen, Individually

Date: May 16, 2026

— END OF AGREEMENT —